Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports Fourth Quarter and Full Year 2023 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. ET

ENGLEWOOD, Colo. – March 7, 2024 - Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”) today announced financial results for the fourth quarter and full year 2023 and recent corporate highlights.

Recent Corporate Highlights

•

Net-Zero 1 and 2024 Expected Uses of Cash: We ended the fourth quarter with cash, cash equivalents, and restricted cash of $375.6 million. The total that Gevo expects to have spent to achieve financial close is $236.0 million - $238.0 million (excluding certain internal cost allocations), of which only $125.0 million - $175.0 million is remaining. The expected spend on Net-Zero 1 constitutes the majority of growth and project related uses of cash expected in 2024.

•

Renewable Natural Gas (“RNG”): In the fourth quarter, our RNG project generated positive, stand-alone non-GAAP cash EBITDA[1] of approximately $1.3 million and annualized production of 91% of the 400,000 MMBtu per year of RNG capacity. As previously announced in January 2024, RNG stand-alone non-GAAP cash EBITDA is expected to increase to $12.0 – $16.0 million on an annualized basis upon receipt of our permanent California Air Resource Board (“CARB”) carbon intensity (“CI”) score, which is expected in 2024. RNG stand-alone non-GAAP cash EBITDA could further increase up to $30.0 – $38.0 million if California Low Carbon Fuel Standard (“LCFS”) prices recover to $200 per metric ton, and up to $50.0 – $60.0 million in aggregate upon receipt of the biogas Production Tax Credit (“PTC”) during 2025 – 2027. There can be no guarantee that LCFS prices will increase or United States Treasury rules, if issued, will result in the amounts expected.

•

Verity: In the third quarter of 2023, our Verity Tracking platform went live with farmers in South Dakota and Minnesota. Our tracked ethanol plant customers totaled approximately 2% of the United States ethanol industry by volume, the world’s largest ethanol market. Based on a market and business analysis by a well-known global consulting firm, the initial target market for Verity in the United States is estimated to be approximately $1.5 - $3.0 billion for reducing and tracking the reduction of carbon intensity through the value chain, from field to fuel. Verity is a capital-light, fee-based software-as-a-service (“SaaS”) business that enables the accurate tracking of carbon intensity end-to-end across value chains, helping customers unlock and maximize value derived from carbon abatement.

•

Business Update: On January 24, 2024, Gevo provided an update to its corporate investor presentation and a business update regarding Net Zero 1 project development, RNG, Verity and Ethanol-to-Olefins (“ETO”) technology development. Additional details can be found in the announcement dated January 24, 2024 and in the corporate investor presentation available on our website.

2023 Fourth Quarter Financial Highlights

•	Ended the fourth quarter with cash, cash equivalents, and restricted cash of $375.6 million.
•

During the fourth quarter of 2023, we sold 90,666 MMBtu of RNG from our RNG project, or 362,664 MMBtu on an annualized basis, which is approximately 91% of our current capacity of 400,000 MMBtu per year. Revenue of $4.4 million for the fourth quarter includes RNG sales of $0.2 million and $4.2 million of net proceeds from sales of environmental attributes.

•	Combined revenue and interest income increased to $9.4 million for the fourth quarter.
•	Loss from operations of $21.3 million for the fourth quarter.
•	Non-GAAP cash EBITDA loss[1] of $12.5 million for the fourth quarter.
•	Gevo NW Iowa RNG generated positive, stand-alone non-GAAP cash EBITDA[1] of $1.3 million for the fourth quarter.
•	Net loss per share of $0.08 for the fourth quarter.

1Cash EBITDA is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA to GAAP loss from operations is provided in the financial statement tables following this release.

Management Comment

Commenting on the fourth quarter of 2023 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “We released some detailed guidance in January of our expected uses of cash in 2024, and our fully-funded development plan for Net-Zero 1. We hope our shareholders will take a look at that and take note of our latest corporate investor presentation as well, which lays it out visually. Simply put: we ended the year with what we believe is enough cash to service the remaining spend by Gevo to deliver Net-Zero 1 in a project finance format. We don’t expect a need to spend more than that on the project. We believe Net-Zero 1 will be the cleanest ultra-low carbon ethanol and net zero sustainable aviation fuel plant in the world, and we are very excited to be working with McDermott and the U.S. Department of Energy on the requirements for a loan guarantee to help fund that construction.

We are pleased that our RNG business achieved strong utilization last quarter, including the capacity expansion we completed last year. We see significant embedded upside from that business to Gevo from a cash flow perspective, simply by continuing to operate it at the expanded capacity and delivering meaningful carbon abatement to our customers. We look forward to announcing Verity’s first revenue this year. And we look forward to working with our partner, LG Chem, on commercializing our Ethanol-to-Olefins (“ETO”) technology, which started pilot-scale production, to deliver ultra-low carbon plastics and materials to the world.”

Dr. Gruber concluded, “We are pleased that the Department of Treasury has made significant progress toward implementation of the SAF tax credits in the Inflation Reduction Act, starting with the guidance released in December 2023 confirming that an updated Argonne GREET method and model would be used for this purpose. We look forward to reviewing the final GREET model and guidance from the SAF Interagency Working Group and Department of Treasury. The guidance already given indicates that both carbon capture sequestration and improvements in agriculture are planned to be included in the section 45-Z rules once finalized. We believe science-based methodologies must be used to account for emissions reductions from feedstock production, encompassing climate-smart agriculture practices, as well as for emissions reductions from carbon capture and storage, to acknowledge, incentivize and increase carbon reduction efforts across the value chain. A growing market for SAF made from low-carbon feedstocks is expected to open up new markets for American farmers to sell their products.”

Full Year 2023 Financial Results

Operating revenue. During the year ended December 31, 2023, revenue increased $16.0 million compared to the year ended December 31, 2022, primarily due to sales of RNG and environmental attributes from our RNG project. Sales under our RNG project commenced in the third quarter of 2022. During the year ended December 31, 2023, we sold 313,572 MMBtu of RNG, resulting in biogas commodity sales of $0.7 million and environmental attribute sales of $14.8 million. Additionally, we recognized $1.3 million of licensing and development revenue from the agreement with LG Chem as well as $0.4 million from the sale of isooctane during the year ended December 31, 2023.

Cost of production. Cost of production increased $3.3 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to the production and sales from our RNG project, which significantly increased in 2023, after the ramp-up phase, as well as lower costs at the idling Luverne Facility in 2023.

Depreciation and amortization. Depreciation and amortization increased $11.1 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to a full three quarters of additional depreciation expense in 2023 for RNG assets placed into service in the third quarter of 2022 and accelerated depreciation on Agri-Energy segment assets due to shorter lives stemming from the impairment assessment during the third quarter of 2022.

Research and development expense. Research and development expense decreased $0.8 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to a reduction of consulting expenses, partially offset by an increase in personnel related costs due to additional headcount added during the year ended December 31, 2023.

General and administrative expense. General and administrative expense increased $2.7 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to increases in personnel costs related to the hiring of highly qualified and skilled professionals, professional consulting fees, and stock-based compensation.

Project development costs. Project development costs are related to our future Net-Zero projects and Verity which consist primarily of employee expenses, preliminary engineering costs, and technical consulting costs. Project development costs increased $4.7 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to increases in personnel costs and consulting fees.

Facility idling costs. Facility idling costs are related to care and maintenance of our Luverne Facility.  Facility idling costs decreased by $0.6 million for the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to one-time charges recorded during 2022 related to removing flammable and other hazardous items from the site, writing off certain patents, and reduction in the workforce.

Impairment loss. No impairment loss was recorded during the year ended December 31, 2023. During the year ended December 31, 2022, the Company recorded a $24.7 million impairment loss on long-lived assets, which reduced the carrying value of certain property, plant, and equipment, and a leased right of use asset, at the Agri-Energy segment to its fair value. The impairments recorded relate to the determination to suspend production at the Luverne Facility and shift the plant into an idled, care and maintenance status during the third quarter of 2022. The impact of the one-time impairment charge of $24.7 million was $0.11 of basic and diluted impairment loss per share for the year ended December 31, 2022.

Loss on disposal of assets. The Company did not record a loss on disposal of assets for the year ended December 31, 2023. As a result of suspending the production of ethanol at the Luverne Facility, we wrote-off $0.5 million of costs during the year ended December 31, 2022, related to ancillary equipment and spare parts that are no longer expected to be utilized at the Luverne Facility. The equipment and spare parts had been planned to be used in ethanol production.

Loss from operations. The Company’s loss from operations decreased by $20.9 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to increased revenue from RNG operations and LG Chem licensing in 2023, as well as the 2022 impairment loss, partially offset by the increase in costs for our Net-Zero projects, Verity, and USDA Climate-Smart Grant projects.

Interest expense. Interest expense increased by $1.0 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to the interest on the RNG project bonds, which was capitalized into construction in process during the construction phase of our RNG project in the prior periods.

Interest and investment income. Interest and investment income increased $15.6 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to an increase in interest earned on our cash equivalent investments as a result of higher interest rates.

Other income. Other income decreased $3.7 million during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to the receipt of $0.4 million from the USDA's Biofuel Producer Program in 2023 compared to $2.9 million in 2022. In addition, our termination of the expediting procurement agreement with a local utility resulted in a one-time charge of $1.6 million in 2023.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and Dr. Eric Frey, Vice President of Finance. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register.vevent.com/register/BI89f72f3dca514b6ca2e66938d0619036. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/682o5xqh.

A webcast replay will be available two hours after the conference call ends on March 7, 2024. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, the timing of our NZ1 project, the agreement with LG Chem, the selection of an EPC contractor, timing regarding an EPC contract and its terms, the DOE process and timing, the success of Verity and Verity Tracking, our financial condition, our results of operation and liquidity, our business plans, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in our most recent Annual Report on Form 10-K and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (“GAAP”), including non-GAAP cash EBITDA. Non-GAAP cash EBITDA excludes depreciation and amortization and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$298,349	$237,125
Marketable securities	—	167,408
Restricted cash	77,248	1,032
Trade accounts receivable, net	2,623	476
Inventories	3,809	6,347
Prepaid expenses and other current assets	4,353	3,034
Total current assets	386,382	415,422
Property, plant and equipment, net	211,563	185,174
Restricted cash	—	77,219
Operating right-of-use assets	1,324	1,331
Finance right-of-use assets	210	219
Intangible assets, net	6,524	7,691
Deposits and other assets	44,319	13,692
Total assets	$650,322	$700,748
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$22,752	$24,760
Operating lease liabilities	532	438
Finance lease liabilities	45	79
Loans payable	130	159
2021 Bonds payable, net	67,967	—
Total current liabilities	91,426	25,436
2021 Bonds payable, net	—	67,223
Loans payable	21	159
Operating lease liabilities	1,299	1,450
Finance lease liabilities	187	183
Other liabilities	—	820
Total liabilities	92,933	95,271
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 240,499,833 and 237,166,625 shares issued and outstanding at December 31, 2023, and December 31, 2022, respectively.	2,405	2,372
Additional paid-in capital	1,276,581	1,259,527
Accumulated other comprehensive loss	—	(1,040)
Accumulated deficit	(721,597)	(655,382)
Total stockholders' equity	557,389	605,477
Total liabilities and stockholders' equity	$650,322	$700,748

Gevo, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Total operating revenues	$17,200	$1,175
Operating expenses:
Cost of production	11,991	8,698
Depreciation and amortization	19,007	7,887
Research and development expense	6,637	7,427
General and administrative expense	42,628	39,941
Project development costs	14,732	10,061
Facility idling costs	4,040	4,599
Impairment loss	—	24,749
Loss on disposal of assets	—	499
Total operating expenses	99,035	103,861
Loss from operations	(81,835)	(102,686)
Other income (expense)
Interest expense	(2,161)	(1,167)
Interest and investment income	19,090	3,481
Other income (expense), net	(1,309)	2,365
Total other income, net	15,620	4,679
Net loss	$(66,215)	$(98,007)
Net loss per share - basic and diluted	$(0.28)	$(0.44)
Weighted-average number of common shares outstanding - basic and diluted	238,687,621	221,537,262

Gevo, Inc.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2023	2022
Net loss	$(66,215)	$(98,007)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	1,040	(426)
Comprehensive loss	$(65,175)	$(98,433)

Gevo, Inc.

Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

	For the Year Ended December 31, 2023 and 2022
	Common Stock			Accumulated Other	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Comprehensive Loss	Deficit	Equity
Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477
Non-cash stock-based compensation	—	—	17,087	—	—	17,087
Stock-based awards and related share issuances, net	3,333,208	33	(33)	—	—	—
Other comprehensive income	—	—	—	1,040	—	1,040
Net loss	—	—	—	—	(66,215)	(66,215)
Balance, December 31, 2023	240,499,833	$2,405	$1,276,581	$—	$(721,597)	$557,389

Balance, December 31, 2021	201,988,662	$2,020	$1,103,224	$(614)	$(557,375)	$547,255
Issuance of common stock and common stock warrants, net of issuance costs	33,333,336	333	138,675	—	—	139,008
Issuance of common stock upon exercise of warrants	4,677	—	3	—	—	3
Non-cash stock-based compensation	—	—	17,419	—	—	17,419
Stock-based awards and related share issuances, net	1,839,950	19	206	—	—	225
Other comprehensive loss	—	—	—	(426)	—	(426)
Net loss	—	—	—	—	(98,007)	(98,007)
Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477

Gevo, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2023	2022
Operating Activities
Net loss	$(66,215)	$(98,007)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss	—	24,749
Loss on disposal of assets	—	499
Stock-based compensation	17,087	17,419
Depreciation and amortization	19,007	7,887
Amortization of marketable securities (discount) premium	(102)	2,723
Other noncash expense (income)	908	877
Changes in operating assets and liabilities:
Accounts receivable	(2,147)	502
Inventories	670	(2,004)
Prepaid expenses and other current assets, deposits and other assets	(25,620)	(2,591)
Accounts payable, accrued expenses and non-current liabilities	2,693	3,635
Net cash used in operating activities	(53,719)	(44,311)
Investing Activities
Acquisitions of property, plant and equipment	(54,455)	(84,077)
Acquisition of patent portfolio	—	(10)
Proceeds from maturity of marketable securities	168,550	299,581
Purchase of marketable securities	—	(130,402)
Proceeds from sale of property, plant and equipment	34	—
Net cash provided by investing activities	114,129	85,092
Financing Activities
Debt and equity offering costs	—	(10,993)
Proceeds from issuance of common stock and common stock warrants	—	150,000
Proceeds from exercise of warrants	—	3
Net settlement of common stock under stock plans	—	(286)
Payment of loans payable	(167)	(150)
Payment of finance lease liabilities	(22)	(12)
Net cash (used in) provided by financing activities	(189)	138,562
Net increase in cash and cash equivalents	60,221	179,343
Cash, cash equivalents and restricted cash at beginning of period	315,376	136,033
Cash, cash equivalents and restricted cash at end of period	$375,597	$315,376

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Non-GAAP Cash EBITDA (Consolidated):
Loss from operations	$(21,337)	$(26,690)	$(81,835)	$(102,686)
Depreciation and amortization	4,684	3,314	19,007	7,887
Stock-based compensation	4,132	4,220	17,087	16,935
Non-GAAP cash EBITDA (loss) (Consolidated)	$(12,521)	$(19,156)	$(45,741)	$(77,864)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Non-GAAP Cash EBITDA (Gevo NW Iowa RNG):
Loss from operations	$(384)	$(4,088)	$(4,095)	$(4,088)
Depreciation and amortization	1,606	313	6,705	313
Stock-based compensation	42	7	102	7
Non-GAAP cash EBITDA (loss) (Gevo NW Iowa RNG)	$1,264	$(3,768)	$2,712	$(3,768)

Investor Relations Contact

+1 303-883-1114

IR@gevo.com